Exhibit 10.1

July 12, 2006

Dr. Don Kania

Dear Don:

I am very pleased to extend an offer to you to join FEI Company as President and Chief Executive Officer, reporting to the Board of Directors.

The elements of our offer are as follows:

•                    Your initial base salary in this position will be at an annual salary of $550,000, earned and payable at the bi-weekly rate of approximately $21,153.85, and is subject to annual review by the Compensation Committee of the Board of Directors.

•                    You will be eligible to participate in the FEI Management Bonus Plan. The target incentive award for this position will be one hundred percent (100%) of your base salary, but can vary more or less than that amount depending on FEI’s performance against specific corporate goals and individual performance determined by the Compensation Committee. The MBP award is payable in the March time frame for the prior fiscal year’s performance.

•                    For 2006, however, you will have a guaranteed bonus of at least $550,000 under the MBP, regardless of specific individual or corporate goals and subject to your continued service to FEI through the date that the MBP payment is made.

•                    You will be granted (i) non-qualified stock options for an aggregate of 300,000 shares of FEI stock (from within FEI’s 1995 Stock Incentive Plan up to the 200,000 annual share limit and outside of such plan for the additional 100,000 shares as a material inducement to your decision to accept employment) and (ii) 100,000 restricted share units (from within FEI’s 1995 Stock Incentive Plan up to the 75,000 annual share unit limit and outside of such plan for the additional 25,000 share units as a material inducement to your decision to accept employment), each of which will vest twenty-five percent (25%) per year on each anniversary of the date of grant, subject to continued service to FEI through that vesting date.  The option grant date and restricted share unit grant date will be your first day of employment at FEI.

•                    You will be granted 50,000 restricted share units, which will vest one hundred percent (100%) on the first anniversary of the date of grant, subject to your continued service to FEI through that date.  The grant date will be your first day of employment at FEI.

•                    You will be covered under FEI’s individual Severance and Change-In-Control Agreement which will provide:

•                     That so long as you are CEO at the time of the change of control event, you will receive two (2) years of base pay, two (2) years of targeted bonus, two (2) years extension of benefits and option acceleration in the event of your termination without cause within eighteen (18) months of a specified change of control transaction.

•                     Payment for termination other than for cause and outside of a change of control as follows:

•                     If terminated, including as a result of death or Disability, in the first year, two (2) years of base pay and bonus

•                     If terminated, including as a result of death or Disability, in the second year or thereafter, eighteen (18) months of base pay and bonus

You also will be covered by the Indemnity Agreement provided to FEI’s executive officers.

•                    FEI will incur costs for your relocation to the Portland, OR area of up to $400,000, which will include home sale and purchase expense reimbursements, temporary housing and the like.

This offer is a summary of the items described and is subject to more complete documentation of those items.  I also need to point out that employment at FEI is mutually “at will” and either you or FEI may terminate your employment for any reason or no reason at any time.  We will work together to agree upon a mutually acceptable date for your employment to commence.

Don, we sincerely believe that FEI will provide the challenges and opportunities that you seek and that you will be a great leader for our company.  I look forward to welcoming you to FEI.

Best regards,

/s/ Wilf Corrigan
Wilf Corrigan
Director

Your signature below will indicate your understanding and acceptance of the offer of employment set forth in this letter, and the terms and conditions applicable to such offer. Please sign both copies and return one to me by facsimile, followed by a hard copy in the envelope provided.

/s/ Don Kania	July 21, 2006
Dr. Don Kania	Date